LICENSE AGREEMENT

This License Agreement (the "Agreement") effective as of February 9, 1998 (the "Effective Date") is entered into by and between ArthroCare Corporation, on its own behalf and on behalf of its Affiliates ("ArthroCare"), a Delaware corporation having an address at 595 North Pastoria Avenue, Sunnyvale, California 94086, and Boston Scientific Corporation, on its own behalf and on behalf of its Affiliates ("BSC"), a Delaware corporation having an address at One Boston Scientific Place, Natick, Massachusetts 01760- 1537,

                                   BACKGROUND
A. ArthroCare owns certain Patent Rights (as defined in Article 1) relating to radio frequency ("RF") energy and Revascularization;

B. BSC is a worldwide leader in the sale of medical devices to the interventional cardiology market through its subsidiary SCIMED Life Systems, Inc., and in the sale of textile vascular grafts to the cardio-thoracic surgery market through its subsidiary Meadox Medicals, Inc.;

C. BSC desires to obtain a license under the Patent Rights in order to commercialize RF based Revascularization (as such terms are defined in Article 1) products, and ArthroCare desires to grant such a license to BSC, all on the terms and conditions set forth herein; and

D. On even date herewith, the parties are entering into a Development and Supply Agreement pursuant to which ArthroCare shall be BSC's exclusive third party contract manufacturer for certain products and/or components of such products (the "Development and Supply Agreement").

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

1.1 "Affiliate" means any corporation or other entity which is directly or indirectly controlling, controlled by or under the common control with a party hereto. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least 50% of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding definition, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

1.2 "Confidential Information" shall mean any: (i) information or material in tangible form disclosed hereunder that is marked as "Confidential" at the time it is delivered to the receiving party; or (ii) information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within 30 days after disclosure by the disclosing party.

1.3 "Controller(s)" shall mean an RF power supply, which is specifically designed for use in Revascularization procedures.

1.4 "Dominating Patent" shall mean an unexpired patent which is owned by a third party covering Licensed Products made or sold by BSC or its sublicensee under circumstances such that, in BSC's reasonable opinion, it would be most commercially reasonable for BSC to obtain a license under such patent in order to make, use or commercialize a Licensed Product under this Agreement.

1.5 "Field" shall mean the use of RF energy in a procedure that is intended to promote Revascularization of the heart or other muscle tissue.

1.6 "Licensed Product" will mean any product within the scope of a Valid Claim as determined on the date of sale, any product sold for use in practicing a process within the scope of a Valid Claim as determined on the date of sale or any product produced using any method within the scope of a Valid Claim as determined on the date of sale in each case, in the country of manufacture or sale.

1.7 "Net Sales" shall mean revenues on an accrual basis, in accordance with U.S. generally accepted accounting principles, as follows: the invoice price of Licensed Products sold by BSC or its sublicensees to third parties (including sales made in connection with clinical trials), less, to the extent included in such invoice price the total of: (a) ordinary and customary trade discounts actually allowed; (b) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (c) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (d) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business.
 Net Sales shall also include the fair market value of all other consideration received by BSC in respect of Licensed Products, whether such consideration is in cash, payment in kind, exchange or another form, provided, however, that if such consideration would constitute royalty payments under a sublicense from BSC, such royalty payments to BSC shall not be included in Net Sales, but shall instead be subject to sublicense payments under Section 3.5 of this Agreement.

1.8 "Patent Rights" shall mean all patents and patent applications in the Field owned by or licensed to ArthroCare, including the patent applications and patents listed on Exhibit A hereto; all priority applications, divisionals, continuations, continuations-in-part, and substitutions thereof; all patent applications and patents relating to improvements thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and re-examinations.

1.9     [*****]

1.10    "RF" shall mean radiofrequency.

1.11 "Trademark Rights" shall mean all registered trademarks, trademark applications, common law trademarks, domestic or foreign, to the marks listed in Exhibit B, and all marks similar thereto.

1.12 "Valid Claim" shall mean a claim of an issued and unexpired patent included within the Patent Rights which has not been held invalid or unenforceable in a final decision of a court or government agency of competent jurisdiction and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal.

                                   ARTICLE 2
                                    LICENSE

2.1 Grant. Subject to the terms and conditions of this Agreement, ArthroCare and its Affiliates hereby grant to BSC and its Affiliates an exclusive, non-transferable, worldwide license under the Patent Rights, with the right to grant and authorize sublicenses, to make, have made, import, have imported, use, offer for sale and sell Licensed Products in the Field. ArthroCare hereby grants to BSC and its Affiliates an exclusive, non-transferable, worldwide license under the Trademark Rights, with the right to grant sublicenses and to use marks within the Trademark Rights in connection with the sale of Licensed Products in the Field.

2.2 No Implied Rights. Only the license granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise.

                                   ARTICLE 3
                                 CONSIDERATION

3.1 License Fee. In partial consideration for the license granted herein, BSC shall pay ArthroCare a license fee of [*****] within five business days after the Effective Date.

3.2 Milestone Payments. Within 30 days following the first achievement by BSC of each of the following milestones, BSC shall make the applicable payments to ArthroCare as follows:

        Milestone                                      Payment
      -----------                                    ----------
        [*****]                                        [*****]


Each of such payments are due only upon the first achievement of the respective milestone. Each of such payments shall be deemed prepaid royalties, which shall be applied against royalties due from BSC as described in Section 4.2.

3.3     Royalties.

A. As additional consideration of the rights and licenses granted by ArthroCare to BSC herein, BSC shall pay to ArthroCare the following running royalties on Net Sales of Licensed Products sold by BSC or any of its Affiliates in the countries where a Valid Claim covering a Licensed Product is established, subject to clauses (i) through (v) below:

        Cumulative Royalties                           Royalty Rate
      ----------------------                         ---------------
        [*****]                                        [*****]

        (i) If and when ArthroCare establishes and for so long as ArthroCare maintains a Valid Claim covering a Licensed Product in the United States , BSC shall pay royalties on Net Sales of Licensed Products sold in the United States.

        (ii) If and when ArthroCare establishes and for as long as ArthroCare maintains a Valid Claim covering a Licensed Product in Europe [*****], BSC shall pay royalties on Net Sales of Licensed Products sold in Europe.

        (iii) If and when ArthroCare establishes and for as long as ArthroCare maintains a Valid Claim covering a Licensed Product in Japan, BSC shall pay royalties on Net Sales of Licensed Products sold in Japan.

        (iv) If and when ArthroCare establishes and for as long as ArthroCare maintains a Valid Claim covering a Licensed Product in each of the United States, Japan and Europe [*****] , BSC shall pay royalties on Net Sales of Licensed Products sold anywhere in the world.

        (v) If ArthroCare fails to establish or if ArthroCare fails to maintain a Valid Claim covering a Licensed Product in at least one of the United States, Japan and Europe [*****] , BSC shall not pay any royalties.

B. BSC will have no obligation to pay any royalties on the Net Sales of any Controllers with respect to any Controller that is: (i) manufactured by ArthroCare and sold to BSC or any of its Affiliates under the Development and Supply Agreement; or (ii) manufactured by BSC or any of its Affiliates and with respect to which a payment has been made to ArthroCare pursuant to
Section 2.1.C. of the Development  and Supply Agreement.

3.4 Minimum Annual Royalty. In addition, commencing on the [*****] and annually thereafter, BSC will pay an annual minimum royalty payment of [*****]. Such first annual minimum royalty payment shall be due within 60 days of the end of the calendar year [*****] and prorated based on the actual number of days from the date of [*****]l to the end of such calendar year. Thereafter, annual minimum royalty payments shall be due within 60 days of the end of each calendar year following [*****]. Prior to the earlier date referenced in the last sentence of this Section 3.4, BSC may elect not to make any minimum annual royalty payment, in which case, after written notice to BSC and an opportunity to pay the minimum annual royalty within 30 days of such notice, ArthroCare shall have the right to purchase from BSC, at any time prior to the termination of this Agreement, for [*****], a worldwide non-exclusive license under the Patent Rights, with the right to grant and authorize sublicenses, to make, have made, import, have imported, use, offer for sale and sell Licensed Products in the Field, but all royalties which have been prepaid prior to any such purchase shall continue to be applied against royalties due thereafter as described in Section 4.2. No further annual minimum royalties shall be due upon the earlier to occur of the date that:
(i) the last Valid Claim in the United States, Europe [*****] [*****] and Japan covering a Licensed Product expires; or (ii) until BSC's sales of Licensed Products reach [*****] in any trailing 12- month period.

3.5 Sublicense Payments. In addition to the payments made under Sections 3.1, 3.2, 3.3 and 3.4 above, BSC shall pay to ArthroCare [*****] of royalties, license fees, milestone fees or other compensation received by BSC or its Affiliates from sublicensees to the Patent Rights within the Field.

3.6 Royalty Term. Royalties due under this Article 3 shall be payable until the last to expire of a Valid Claim in the United States, Europe [*****]
 or Japan covering a Licensed Product.

                                   ARTICLE 4
                                   PAYMENTS

4.1 Payments; Currency. All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by ArthroCare. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using BSC's financial accounting practices applicable to sales by its foreign Affiliates which are then in effect and used by BSC for financial reporting purposes. Royalty payments due hereunder shall be payable annually within 60 days of the end of each calendar year following [*****] as referenced in Section 3.4 of this Agreement.

4.2 Prepaid Royalties. The following payments shall be considered prepayments of royalties due from BSC under Section 3.3.A and 3.5: (i) all payments made by BSC under Section 3.2; and (ii) that portion of any payment made by BSC under Section 3.4 which exceeds the actual amount of royalties due for the applicable year. Such prepaid royalties may be applied by BSC against any royalties due from BSC; provided, however, that the first [*****] in royalties due from BSC during each year that the minimum royalty payments are due as described in Section 3.4 shall be paid by BSC by wire transfer and only those royalties due in excess of such [*****] shall be offset by the prepaid royalties.

                                   ARTICLE 5
                              REPORTS AND RECORDS

5.1 Royalty Reports and Payments. After the first commercial sale of a Licensed Product on which royalties are required hereunder, BSC shall make quarterly written reports to ArthroCare within 60 days after the end of each calendar quarter, stating in each such report, by region, the number, description, and aggregate Net Sales of each Licensed Product sold during the calendar quarter. ArthroCare shall treat all such reports as Confidential
Information of BSC.   Concurrently with the making of such reports, BSC shall
pay  ArthroCare the royalties specified in Article 3.

5.2 Records; Inspection. BSC shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept for at least five years following the end of the calendar quarter to which they pertain and will be open for inspection during such period by a representative of ArthroCare for the purpose of verifying the royalty reports and payments.
Such  inspections shall be made during ordinary business hours.   The
representative may be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 5.2 shall be at the expense of ArthroCare, unless an underpayment exceeding [*****] of the amount stated for any period covered by the inspection is identified, in which case all costs relating to the inspection and any unpaid amounts will be paid by BSC, with interest from the date such amounts were due at [*****].

                                   ARTICLE 6
                                 DUE DILIGENCE

6.1 Obligation to Commercialize. BSC shall use reasonable efforts to develop at least one commercially viable Licensed Product, in a manner consistent with other BSC development programs, and thereafter to: (i) maintain and obtain such approvals as may be necessary for the sales of at least one Licensed Product in commercially significant countries; and (ii) use reasonable efforts to produce and sell reasonable quantities of at least one Licensed Product and maintain and obtain such approvals as may be necessary for the sale of at least one Licensed Product in commercially significant countries. [*****] In such cases, ArthroCare will not be required to refund any license fees, milestone payments or royalties under
Article 3.

6.2 Reports to ArthroCare. During the term of this Agreement, BSC shall keep ArthroCare fully informed of its activities subject to this Agreement, including without limitation, the achievement of the milestones set forth in
Section 6.1 and the commercialization of the Licensed Products. On or around January 31 of each year following the Effective Date of this Agreement, BSC shall either: (a) provide ArthroCare with a written report detailing such events and activities; or (b) meet with ArthroCare and orally report such events and activities. When the registration package requesting approval for commercial sale of the Licensed Product is first filed in each of the U.S., the European Union and Japan, and in each case when approval is received
therefor, BSC will promptly notify ArthroCare.   BSC shall notify ArthroCare
within 30 days after the first  commercial sale of each Licensed Product.

                                   ARTICLE 7
                                CONFIDENTIALITY

7.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for [*****] thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except that to the extent that it can be established by the receiving party by written proof that such Confidential Information:

        (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

        (ii) was available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

        (iii) became available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

        (iv) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto; or

        (v) was independently developed by a person having no knowledge of or access to any of the other party's Confidential Information.

7.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or governmental regulations, conducting clinical trials, or exercising its rights hereunder to develop or commercialize Licensed Products, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

7.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to Affiliates, or to a party's accountants, attorneys and other professional advisors provided that such accountants, attorneys and other professional advisors are bound to retain the terms of this Agreement as confidential. Disclosure to prospective corporate partners or Affiliates is prohibited absent written consent from the non-disclosing party. Neither party shall issue a press release or other public announcement concerning this Agreement, the transactions contemplated herein or the relationship between BSC and ArthroCare without the prior written consent of an authorized representative of the other party.

7.4 Other Prohibited Uses. Other than as contemplated by this Agreement or the Development and Supply Agreement, neither party shall appropriate or use the other party's Confidential Information in its own manufacture of products or for any other purpose. Other than as contemplated by this Agreement or the Development and Supply Agreement, neither party shall, by virtue of either this Agreement or the Development and Supply Agreement, obtain any title to, or any interest or license in, any of the other party's Confidential Information.

                                   ARTICLE 8
                             INTELLECTUAL PROPERTY

8.1 Enforcement. If either party hereto becomes aware that any Patent Rights in the Field are being or have been infringed by any third party, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail. BSC shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding with respect to such infringement, including any declaratory judgment action (each an "Action"), at its expense, using counsel of its choice. In any such event, ArthroCare shall cooperate reasonably with BSC, at BSC's expense; including without limitation, by joining such Action as a party if requested by BSC. Any amounts recovered by BSC in such Action shall be used first to reimburse ArthroCare and BSC for the expenses and fees incurred in connection with such Action and any remainder shall be subject to
Sublicense  Payments pursuant to Section 3.5.   In the event BSC fails  to
initiate or defend any Action involving the Patent Rights within four months of receiving notice of any infringement, ArthroCare shall have the right, but not the obligation, to initiate and control such an Action, at its expense provided, however, that the four month period shall be extended up to four additional months if BSC elects to initiate negotiations with the infringing party. In any such event, BSC shall cooperate reasonably with ArthroCare in connection with any such Action, at ArthroCare's expense; including without limitation, by joining such Action as a party if requested by ArthroCare.

8.2 Infringement Claims. If the practice by BSC of the license granted herein results in any allegation or claim of infringement of an intellectual property right of any third party against BSC, BSC shall have the exclusive right to defend any such claim, suit or proceeding, at its own expense, by counsel of its own choice and shall have the sole right and authority to settle any such suit; provided, however, ArthroCare shall cooperate with BSC, at BSC's reasonable request and expense, in connection with the defense of such claim.

8.3     [*****]

8.4     Prosecution of Patent Applications.     BSC will have the  right to
access, obtain copies, review and comment on the prosecution of any patent applications directly related to the Patent Rights within the Field. ArthroCare shall cooperate with BSC's patent counsel and proactively provide copies of all papers relating to patent applications directly related to the
Patent Rights within the Field.   ArthroCare will follow the reasonable advice
of BSC's patent  counsel regarding such prosecution, and BSC will have the
right to control patent prosecution if patent applications   primarily related
to the Field within the Patent Rights are jeopardized in any country. In the event that BSC elects to control the patent prosecution of any patent applications under the Patent Rights, BSC will pay for all costs related to such patent prosecution. ArthroCare shall not abandon, disclaim, or otherwise jeopardize any Patent Rights primarily related to the Field. ArthroCare shall establish and maintain Patent Rights related to the Field in all commercially significant countries, including, but not limited to the United States, Germany, France and Japan.

8.5     Other Intellectual Property.

A. ArthroCare acknowledges and agrees that BSC has the sole and exclusive rights to use all trademarks, service marks, trade names, patents, copyrights and trade secrets owned by, registered in the name of, licensed to or used in BSC's business (collectively, "BSC's Intellectual Property"), other than as expressly contemplated by this Agreement or the Development and Supply
Agreement.   ArthroCare also acknowledges and agrees that it does not now  have and shall not gain any right, title, or interest in BSC's Intellectual Property, other than as expressly contemplated by this Agreement or the Development and Supply Agreement. Any use by ArthroCare of BSC's Intellectual Property shall be in accordance with this Agreement and the Development and Supply Agreement.

B. BSC acknowledges and agrees that ArthroCare has the sole and exclusive rights to use all trademarks, service marks, trade names, patents, copyrights and trade secrets owned by, registered in the name of, licensed to or used in ArthroCare's business (collectively, "ArthroCare's Intellectual Property"), other than as expressly contemplated by this Agreement or the Development and Supply Agreement. BSC also acknowledges and agrees that it does not now have and shall not gain any right, title, or interest in ArthroCare's Intellectual Property, other than as expressly contemplated by this Agreement or the Development and Supply Agreement. Any use by BSC of ArthroCare's Intellectual Property shall be in accordance with this Agreement and the Development and Supply Agreement.

8.6  Inventions.

A. All ideas, discoveries and inventions, whether patentable or not, related to the Field which are conceived by either BSC or ArthroCare after the Effective Date and are based on collaborative work between BSC and ArthroCare shall be jointly owned by BSC and ArthroCare and subject to the exclusive license provided in Section 2.1 of this Agreement.

B. All ideas, discoveries and inventions, whether patentable or not, related to the Field which are conceived by ArthroCare after the Effective Date and are not based on collaborative work between BSC and ArthroCare shall be exclusively owned by ArthroCare and subject to the exclusive license provided in Section 2.1 of this Agreement.

C. All ideas, discoveries and inventions, whether patentable or not, related to the Field which are conceived by BSC after the Effective Date and are not based on collaborative work between BSC and ArthroCare shall be exclusively owned by BSC.

                                   ARTICLE 9
                        REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties. ArthroCare represents and warrants, to the best of its knowledge, that: (i) it is the sole and exclusive owner of all right, title and interest in the Patent Rights and the Trademark Rights;
(ii) it has the right to grant the rights and licenses granted herein; (iii) it has not previously granted any right, license or interest in and to the Patent Rights or the Trademark Rights inconsistent with the license granted to BSC herein; (iv) as of the Effective Date, there are no threatened or pending actions, suits, claims or proceedings against ArthroCare relating to the Patent Rights or the Trademark Rights; (v) it has disclosed to BSC's patent counsel all material matters relating to the prosecution and maintenance of the Patent Rights prior to the Effective Date; (vi) the subject matter disclosed in U.S. serial no. 562,331 is pending in a U.S. patent application claiming priority to U.S. serial no. 562,331; (vii) [*****]; (viii) the Patent Rights and the Trademark Rights remain enforceable or pending in all countries as indicated in Exhibit A for the Patent Rights and Exhibit B for the Trademark Rights; (ix) its execution and delivery of this Agreement will not result in a violation of or default under the policies of ArthroCare's employees' past employers or under the terms of any employment, consulting, nondisclosure, confidentiality, research or other agreement to which ArthroCare or its employees are or may become a party; (x) it independently developed the subject matter described and claimed in the Patent Rights, which subject matter was not copied from a third party; and (xi) to the best of its knowledge and belief, there is no other person, firm or corporation claiming to have, through ArthroCare, any title or interest in or to any of the Patents Rights or the Trademark Rights.

9.2 Representations and Warranties of BSC. BSC hereby represents and warrants to ArthroCare and its Affiliates that: (a) BSC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; (b) it has full power and authority required to enter into, execute and deliver this Agreement and to carry out its obligations under this Agreement and to perform the transactions contemplated therein; (c) this Agreement has been duly executed and delivered by, is the valid and binding obligation of and is enforceable against it in accordance with its terms; (d) the execution, delivery and performance of this Agreement by it does not violate any other agreement to which it is a party or by which it is bound, or any applicable law to which it is bound or subject; and (e) it has the unrestricted right to disclose any information it submits to ArthroCare, free of all claims of third parties, and that such disclosures do not breach or conflict with any confidentiality provisions of any agreement to which it is a party.

9.3     Other Representations and Warranties of ArthroCare.   ArthroCare hereby
represents and warrants to BSC and its Affiliates that: (a) ArthroCare is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; it has full power and authority required to enter into, execute and deliver this Agreement and to carry out its obligations under this Agreement and to perform the transactions contemplated therein; (c) this Agreement has been duly executed and delivered by, is the valid and binding obligation of and is enforceable against it in accordance with its terms; (d) the execution, delivery and performance of this Agreement by it does not violate any other agreement to which it is a party or by which it is bound, or any applicable law to which it is bound or subject; (e) it has the unrestricted right to disclose any information it submits to BSC, free of all claims of third parties, and that such disclosures do not breach or conflict with any confidentiality provisions of any agreement to which it is a party; (f) to the best of its knowledge, any and all consents, waivers, authorizations and approvals of any federal, state, local or foreign governmental or regulatory authority and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement or any of the transactions contemplated under this Agreement have been duly obtained and are in full force and effect as of the Effective Date; and (g) to the best of its knowledge, there is not in effect on the Effective Date any statutes, rule, regulation, decree, executive order, preliminary or permanent injunction or other order issued, promulgated or enacted by any governmental or regulatory authority or court which declares this Agreement invalid in any respect or prevents the transactions contemplated under this Agreement, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of ArthroCare; and no action or proceeding before any federal, state, local or foreign court or regulatory or governmental authority shall have been instituted or threatened by any federal, state, local or foreign governmental or regulatory authority, or by an other person, entity or organization which seeks to prevent or delay the transactions contemplated by this Agreement or any term or provision of this Agreement.

9.4 Disclaimer. Except as expressly provided in this Agreement or the Development and Supply Agreement, nothing in this Agreement is or shall be construed as: (i) a warranty or representation by ArthroCare as to the validity or scope of any claim or patent within the Patent Rights; (ii) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any third party; (iii) an obligation to bring or prosecute actions or suits against third parties for infringement of any of the Patent Rights; or (iv) granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of ArthroCare or third parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Patent Rights.

9.5 No Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE DEVELOPMENT AND SUPPLY AGREEMENT, ARTHROCARE GRANTS NO WARRANTIES WITH RESPECT TO THE PATENT RIGHTS EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE, AND ARTHROCARE SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL
PROPERTY RIGHTS OF ANY THIRD PARTY.

                                   ARTICLE 10
                            INDEMNIFICATION; INSURANCE

10.1 BSC Indemnity. BSC agrees to indemnify, defend and hold ArthroCare and its directors, officers, employees, insurers, shareholders and agents harmless from and against any and all liabilities, claims, suits, demands, expenses (including, without limitation, attorneys and professional fees and other costs of handling such claim or litigation), losses or causes of action (each, a "Liability") arising out of or based upon: (a) injury to or death of any person or damage to property arising out of or in connection with the distribution or use of any Products (unless such injury or death arises from or relates to any matter which would give rise to a claim by BSC of indemnity from ArthroCare under Section 10.2 of this License Agreement or Section 10.2 of the Development and Supply Agreement); (b) any material breach of this Agreement by BSC; or (c) BSC's negligence or misconduct, or violation of any state, federal, or international law or regulation, in connection with the performance of its obligations hereunder; provided, however, that ArthroCare shall: (i) give BSC prompt notice of any such Liability; (ii) permit BSC to participate in the defense of the same through its counsel; (iii) give BSC all information in its possession relating to such Liability; and (iv) give its authorization for and assistance in such defense.

10.2 ArthroCare Indemnity. ArthroCare agrees to indemnify, defend and hold BSC and its Affiliates, and its and their respective directors, officers, employees, insurers, shareholders, and agents harmless from and against any
and  all Liabilities arising out of or relating in any way to:   (a) any
misrepresentation or knowing omission of any fact necessary to make true any statement contained in Article 9; (b) ArthroCare's negligence or misconduct, or violation of any state, federal, or international law or regulation, in connection with the performance of its obligations hereunder; or (c) any material breach of this Agreement by ArthroCare, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct by BSC as determined by a court of competent jurisdiction; provided, however, that BSC shall: (i) give ArthroCare prompt notice of any such Liability; (ii) permit ArthroCare to participate in the defense of the same through its counsel; (iii) give ArthroCare all information in its possession relating to such Liability; and (iv) give its authorization for and assistance in such defense.

                                   ARTICLE 11
                              TERM AND TERMINATION

11.1 Term. The term of this Agreement will commence on the Effective Date of this Agreement and remain in full force and effect until the expiration of the last patent within the Patent Rights, unless earlier terminated in accordance with this Article 11.

11.2 Permissive Termination. BSC may terminate this Agreement at any time by providing ArthroCare notice in writing at least 60 days prior to the effective date of termination. Upon permissive termination of this Agreement by BSC, ArthroCare shall retain all payments and prepaid royalties paid by BSC as of the date of termination.

11.3 Termination for Cause. Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for 60 days after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such 60-day period unless the breaching party has cured any such breach or default prior to the expiration of such period. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be 60 days and, unless payment is made within such period, the termination shall become effective at the end of such period. A termination of the Development and Supply Agreement shall not give either party the right to terminate this Agreement.

11.4 Termination for Insolvency. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within 60 days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

11.5    Effect of Termination.

A. Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy, in addition to any other remedy provided in this Agreement, shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity. ArthroCare will not be required, under any circumstances, to refund any license fees, milestone payments, royalties or other compensation to BSC upon Termination of this Agreement.

B. Return of Confidential Information. Upon any termination or expiration of this Agreement, BSC and ArthroCare shall promptly return to the other party all Confidential Information and copies of which may be retained for archival purposes.

C. Stock on Hand. In the event this Agreement is terminated for any reason, BSC shall have the right to sell or otherwise dispose of the stock of any Licensed Product then on hand until six months after such termination, subject to Articles 3 and 4 and the other applicable terms of this Agreement.

D.      Licenses.

        (i) If this Agreement terminates for cause under Section 11.3 due to material and substantial breach by ArthroCare, or if this Agreement terminates due to ArthroCare's insolvency under Section 11.4, then, in addition to other remedies available at law, BSC shall retain the exclusive license granted under Section 2.1 of this Agreement.

        (ii) If this Agreement terminates for cause under Section 11.3 due to material and substantial breach by BSC, or if this Agreement terminates due to BSC's insolvency under Section 11.4, then, in addition to other remedies available at law, ArthroCare shall obtain a non- exclusive license to the exclusive license granted under Section 2.1 of this Agreement.

11.6 Dispute Resolution. The parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction or its actual or alleged breach by face-to-face negotiations. Should such negotiation fail to resolve the matter, the matter shall be finally decided by arbitration by and in accordance with the Rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in the highest court of the forum, state or federal, having jurisdiction. Any arbitration will be conducted in the Chicago, Illinois metropolitan area and the arbitrator shall be mutually agreed upon. If the parties cannot agree on a single arbitrator, the dispute shall be arbitrated by a three member panel, with each party selecting one arbitrator who shall mutually agree upon and select the third arbitrator.

11.7 Force Majeure. Neither party shall be in default in the performance of its obligations under this Agreement if such performance is prevented or delayed because of war or similar unrest, labor dispute or strike, transportation difficulties, unavailability of necessary raw materials, epidemic, fire, natural disaster, any law, rule or regulation of any governmental or other authority, acts of God, or other similar cause, that is beyond the control of the party whose performance is affected.

11.8 Survival. Sections 2.1 (in the case of clause (i) of Section 11.5.D.), 2.2, 5.2, 8.5, 8.6, 11.5, 11.6, 11.7 and 11.8, and Articles 1, 4, 7,
9, 10 and 12, of this Agreement shall survive the expiration or termination of this Agreement for any reason.

                                   ARTICLE 12
                             MISCELLANEOUS PROVISIONS

12.1 Governing Law; Venue. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles.

12.2 Assignment. BSC may not transfer or assign this Agreement or any of BSC's rights hereunder to non-Affiliates without the written consent of ArthroCare. Any such attempted transfer or assignment shall be void. ArthroCare may assign this Agreement or its rights hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their present and past agents, servants, officers, directors, partners, related companies, and the predecessors, employees, franchisees, trustees, representatives, shareholders, successors and assigns of each. In addition, BSC's rights under this Agreement are intended to be for the benefit of BSC as well as its Affiliates.

12.3 Waiver. No waiver of any rights, shall be effective unless consented to in writing by the party to be charged and the waiver of any breach of default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

12.4 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

12.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

BSC:            Boston Scientific Corporation
                One Boston Scientific Place,
                Natick, Massachusetts 01760-1537
                Attn: John Pedersen
                Fax: 508-650-8922

                with a copy to:

                SCIMED Life Systems, Inc.
                One SCIMED Place
                Maple Grove, MN 55311-1566
                Attn:  Jean Lance
                Fax:  612-494-2616

ArthroCare:     ArthroCare Corporation
                595 North Pastoria Avenue
                Sunnyvale, California 94086
                Attn:  Michael Baker, C.E.O.
                Fax:  408-732-2752

                with a copy to:

                ArthroCare Corporation
                595 North Pastoria Avenue
                Sunnyvale, California 94086
                Attn:  John Raffle
                Fax:  408-736-0226 (cover page marked confidential)

12.6 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute ArthroCare or BSC as partners or joint venturers with respect to this Agreement. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

12.7 Patent Marking. BSC agrees to mark (or cause to be marked) all Licensed Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

12.8 Compliance with Laws. In performing their respective obligations under this Agreement , the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

12.9 Use of Name. Neither party shall use the name or trademarks of the other party without the prior written consent of such other party.

12.10 Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof except the Development and Supply Agreement. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

12.11 Conditions to Effectiveness of Agreement. The obligations of the parties to consummate the transactions contemplated in this Agreement are conditioned on each of the parties executing and delivering to the other party both executed copies of this Agreement and the Development and Supply Agreement via facsimile no later than 6:00 p.m. (Central time) on February 9, 1998. Such delivery shall constitute effective delivery of such Agreements,
and such  Agreements shall then be immediately binding on the parties.   In
addition, the parties shall execute and exchange multiple original copies of the Agreements; provided, however, that the parties' delay or failure to so exchange such documents shall not affect the validity or enforceability of the Agreements and it shall not negate the validity of the execution and delivery of the Agreements that were accomplished via the delivery by facsimile.

12.12 Counterparts. This Agreement may be executed in any number of counterparts and on separate signature pages by each party, each copy of which shall for all purposes be deemed an original.

IN WITNESS WHEREOF, ArthroCare and BSC have executed this Agreement in duplicate originals by duly authorized officers.


ARTHROCARE CORPORATION                  BOSTON SCIENTIFIC CORPORATION
By: /s/Michael A. Baker                 By:  /s/Michael Berman
----------------------------            --------------------------
Print Name: Michael A. Baker            Print Name: Michael Berman
----------------------------            --------------------------
Title: President & CEO                  Title: President, SciMed
----------------------------            --------------------------

                                   EXHIBIT A
                                 PATENT RIGHTS

U.S. PATENTS:
                [*****]
                [*****]
                [*****]
                [*****]
                [*****]
                [*****]

U.S. APPLICATIONS:
                [*****]

INTERNATIONAL PATENTS
                AU 33357/93 (4-1)
                NZ 246503 (4-1)
                AU 68296/94 (4-4)
                NZ 266678 (4-4)

INTERNATIONAL APPLICATIONS
                CA 2129745 (4-1)
                EP 93901090.6 (4-1)
                CA 2162395 (4-4)
                EP 94916716.7 (4-4)
                JP 6-525637 (4-4)
                AU 24724/97 (4-4-1)
                NZ 314153 (4-4-1)
                PCT 96/32051 (AU CA EP JP NZ) (4-5)
                PCT 96/08077 (JP,CA,EP,AU)  (-6)
                PCT 96/18505 (JP,CA,EP,AU,NZ) (-7)
                PCT 96/18651 (JP,CA,EP,AU,NZ) (-22)

                                   EXHIBIT B
                                TRADEMARK RIGHTS


        Trademark                       Registration No.
        ---------                       ----------------
        [*****]                          [*****]
        [*****]                          [*****]



--------------------------------------------
***** Certain information in this document has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.